Exhibit (h)(4)

AMENDMENT DATED JANUARY 26, 2009

TO “FUND SUB-ADMINISTRATION AGREEMENT” BY AND BETWEEN MORGAN

STANLEY INSTITUTIONAL FUND TRUST (FORMERLY, MAS FUNDS) AND

JPMORGAN CHASE GLOBAL FUNDS SERVICES CO. (FORMERLY, UNITED

STATES TRUST COMPANY OF NEW YORK) DATED NOVEMBER 18, 1993

This Amendment is between Morgan Stanley Institutional Fund Trust and JPMorgan Chase Global Funds Services Co. with respect to the Fund Sub-Administration Agreement (“Sub-Administration Agreement”) which is hereby amended as follows:

Pursuant to Section 14 (“Amendments”) of the Sub-Administration Agreement, Schedule A is hereby amended and restated as follows to reflect all current portfolios of Morgan Stanley Institutional Fund Trust subject to the above-referenced Agreement:

SCHEDULE A

Listing of Portfolios Subject to this Agreement

1.	Advisory Portfolio

2.	Advisory Portfolio II

3.	Balanced Portfolio

4.	Core Plus Fixed Income Portfolio

5.	Intermediate Duration Portfolio

6.	International Fixed Income Portfolio

7.	Investment Grade Fixed Income Portfolio

8.	Limited Duration Portfolio

9.	Long Duration Fixed Income Portfolio

10.	Mid Cap Growth Portfolio

11.	Municipal Portfolio

12.	Core Fixed Income Portfolio

13.	U.S. Mid Cap Value Portfolio

14.	U.S. Small Cap Value Portfolio

15.	Value Portfolio

In all other respects, the Sub-Administration Agreement is confirmed and shall continue to be effective.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officer thereunto duly authorized as of this 26th day of January, 2009. This Amendment will be effective as of January 26, 2009.

JPMORGAN CHASE	MORGAN STANLEY
GLOBAL FUNDS SERVICES CO.	INSTITUTIONAL FUND TRUST

By:	By:
Title:	Title: